UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 5, 2008

PLAYERS NETWORK
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	000-29363 (Commission File No.)	88-0343702 (IRS Employer ID No.)

4260 Polaris Avenue
Las Vegas, Nevada 89103
(Address of Principal Executive Offices)

(702) 895-8884
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2008, Players Network (the “Company”) entered into a Distribution Agreement (the “Distribution Agreement”) with MicroPlay, Inc. (“MicroPlay”) to distribute the Company’s proprietary content and brand name (i) on a worldwide, exclusive basis to mobile devices, including all devices connected to wireless networks, (ii) on a worldwide, exclusive basis to non-English speaking IP platforms, other than television, websites owned and operated by the Company, affiliates and subscribers carrying the Company’s content on platforms other than mobile, and partners such as Google Video and Blinx; and (iii) on a worldwide, exclusive basis to all of MicroPlay’s English speaking IP platforms.

The Distribution Agreement has an initial term of three years beginning from the first use of the content, with the ability to negotiate a renewal for an additional term. Either party may terminate the Distribution Agreement prior to the end of the term on the happening of certain enumerated events, including bankruptcy, insolvency, or if the other party materially breaches the Agreement, and fails to cure the event or breach within 30 business days following notification.

Under the terms of the Distribution Agreement, MicroPlay is required to pay the Company, on an annual basis, 40% of the adjusted gross revenues received by MicroPlay in connection with the distribution rights granted to MicroPlay by the Company, subject to an annual minimum guaranteed amount of $425,000. Adjusted gross revenues includes all revenues derived directly from the distribution of the Company’s content less third party fees, applicable taxes and amounts paid to other revenue participants as agreed to by the parties. In addition, MicroPlay will issue to the Company a number of shares of MicroPlay’s common stock equal to 15% of MicroPlay’s issued and outstanding common stock on a fully diluted basis. In addition, the Company has granted MicroPlay certain rights of first refusal with respect to additional fields of use.

The consummation of the transactions described in the Distribution Agreement is subject to the closing by MicroPlay of an equity financing in the minimum amount of $2 million. In addition, if the marketing and distribution agreement between MicroPlay and YuuZoo is terminated, the Distribution Agreement is null and void.

The Distribution Agreement contains provisions providing for mutual indemnification by the parties, certain representations and warranties, and other provisions that are customary to agreements of this nature.

The foregoing summary of the Distribution Agreement is qualified in its entirety by reference to the Distribution Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, with certain portions omitted pursuant to a Request for Confidential Treatment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 10.1 Distribution Agreement dated June 5, 2008, between Players Network and MicroPlay, Inc.*

* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text where indicated. This exhibit, including the omitted portions,  has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYERS NETWORK

Date: June 11, 2008	By:	/s/ Mark Bradley
Mark Bradley Chief Executive Officer